TUESDAY MARCH 23, 9:52 AM EASTERN TIME

COMPANY PRESS RELEASE

ACME TELEVISION TO ACQUIRE THREE PAXSON
STATIONS IN DAYTON, GREEN BAY AND
CHAMPAIGN-DECATUR WHICH WILL BECOME AFFILIATES
OF THE WB NETWORK

PAX TV WILL BECOME SECONDARY AFFILIATES

SANTA ANA, Calif.--(BUSINESS WIRE)--March 23, 1999--ACME Television has entered into an agreement in principle to acquire three broadcast television stations from Paxson Communications Corporation ("PCC") for $40 million in a cash transaction, it was mutually announced today by Lowell "Bud" Paxson, PCC's CEO and Jamie Kellner, CEO of ACME Television ("ACME").

The three stations, which are currently Pax TV affiliates, are WDPX TV-26, serving Dayton, OH, the nation's 54th market, WPXG TV-14, serving Green Bay, the nation's 69th market and WPXU TV-23, serving Champaign-Decatur, the nation's 82nd market. Under the terms of the contemplated transaction, ACME will enter into an LMA and begin managing the stations as affiliates of The WB Network upon execution of a definitive acquisition agreement. Pax TV will become a secondary affiliate on these stations. The acquisitions are subject to the execution of a definitive agreement, completion of due diligence and completion of satisfactory financing arrangements.

These three stations are in markets representing approximately 1.2% of the total United States television households and bring the total number of ACME stations to nine including stations in the St. Louis, Portland, Salt Lake City, Albuquerque, Knoxville and Fort Myers-Naples markets. Upon completion of the transaction, ACME's stations, all WB Network affiliates, will serve markets covering 5.4% of the country's television households, making ACME the third largest affiliate group of The WB Network behind Tribune Broadcasting Company and Sinclair Broadcast Group.

ACME and Paxson also announced that they have entered into an agreement in principle for ACME's affiliate, WBXX TV-20, serving the Knoxville marketplace, to manage the local advertising sales operations for Paxson's Knoxville affiliate - WPXK TV-54.

"ACME Television is committed to aggressively acquiring broadcast properties, especially in markets where The WB Network doesn't currently have a primary broadcast affiliate," said Mr. Kellner. "This transaction, our largest since we bought our flagship station, KPLR in St. Louis, continues to move ACME in the growth direction we're focused on."

ACME is a wholly-owned subsidiary of ACME Intermediate Holdings, LLC.

This press release contains "forward-looking statements," within the meaning of federal securities laws, that involve risk and uncertainties. All statements herein, other than those consisting solely of historical facts, that address activities, event or developments that the Company expects or anticipates will or may occur in the future, including such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events may be forward-looking statements. Whether actual results, events and developments will conform with the Company's expectations is subject to a number of risks and uncertainties and important factors that could cause actual results, events and developments to differ materially from those referenced in, contemplated by or underlying any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.

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Contact:

ACME Television
Tom Allen, Executive Vice President, 714/245-9499